                     RESOLUTION TO AMEND THE BY-LAWS

 RESOLVED, that effective February 28, 1997, until payment in full and cancellation of the GDI Note, Article III of the By-Laws of the Company be, and it hereby is, amended by amending Sections 3.2, 3.3, 3.5 and 3.15 and by adding new Sections
 3.19 and 3.20 to read in their entirety, as follows:


     Section 3.2 Number Election and Term.   The Board of
 Directors shall consist of seven (7) directors. Directors need not be stockholders, and except as otherwise provided in these By-laws, shall be elected at the annual meeting of the stockholders and shall hold office until their respective successors shall be elected and qualified.


     Section 3.3 Nominations. Nominations for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by (i) the Board of Directors, (ii) by a Committee thereof, or (iii) by any stockholder of the Company entitled to vote for the election of directors at such
 meeting.    GDI Company, Inc. shall have the right to nominate
 three persons for election of directors at such meeting and this Corporation shall include such nominees in its proxy statement for such meeting and shall solicit proxies in support of the election of such nominees. Such nominations, other than those made by or on behalf of the Board of Directors or by GDI Company, Inc. pursuant to the foregoing sentence, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received not less than sixty (60) days nor more than ninety (90) days prior to such meeting; provided, however, that if less than seventy (70) days notice or prior public disclosure of the date of the meeting is given to stockholders, such nominations shall have been mailed or delivered to the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed or such public disclosure was made. Such notice shall set forth
 (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee,
 (ii) the principal occupation of employment of each such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (v) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.3 of the By-laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     Section 3.5 Vacancies. Except as may be required by applicable law or in the Certificate of Incorporation, any vacancy in the Board of Directors may be filled, as follows:
 (a) to fill a vacancy due to the death, resignation or removal of a director who was in office on January 1, 1997 and continued in office through February 28, 1997, or of a director replacing such a director ("Continuing Directors") by a vote of a majority of the Continuing Directors then in office, although less than a quorum, or by a sole remaining Continuing Director, provided in the event no Continuing Directors are in office by a vote of a majority of all directors then in office, and (b) to fill a vacancy due to the death, resignation or removal of a director newly elected to office on February 28, 1997 or of a director replacing such a director ("New Director") by a vote of a majority of all the directors then in office, provided such vacancy is filled by a nominee mutually agreeable to GDI Company, Inc. and this Corporation. If there are no directors in office, then an election of directors may be held in the manner provided by
 Section 223, of the General Corporation Law of Delaware or as otherwise provided by applicable law.

     Section 3.15 Powers of Committees. During the intervals between the meetings of the Board of Directors, the Executive Committee, except as otherwise provided in this Section or from time to time by resolution adopted by the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Corporation; provided, however, that the Executive Committee shall not have the power or authority to take corporate action requiring the vote of five (5) or more of the directors then in office as required herein, and provided further, however, that the powers and authority of the Executive Committee and each such other Committee shall be subject to the limitations set forth in
 Section 141(c) of the Delaware General Corporation Law, as amended, and to any other applicable statute. The Executive Committee shall have, and any such other Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

     Section 3.19 Voting. When a quorum is present at any meeting, the affirmative vote of a majority of directors present shall decide any questions brought before such meeting, provided that the following matters shall require the affirmative vote of not less than five (5) of the number of directors then in office:

          (a)  authorization for the issuance of any security;

          (b) authorization for any dividend or distribution with respect to the Common Stock of the Corporation;

          (c) authorization to incur additional Indebtedness, as defined in the GDI Loan Agreement, except in the ordinary course of business;

          (d) authorization of employment agreements with any officer and consultant where the annual base salary and target bonus exceeds $100,000;

          (e) authorization of an operating and/or capital budget; and

          (f)  approval of any amendment to Sections 3.2, 3.3,
                         3.5, 3.15 or 3.19 hereof, provided in
                         the event there are less than five
                         (5) directors in office, by the
                         affirmative vote of not less than
                         two-thirds of the directors than in
                         office.

     Section 3.20. Definitions. In this Article III: the term "GDI Loan Agreement" means the Loan Agreement dated as of February 25, 1997 among this Corporation, GRS Holding Company, Inc., GRS Realty Company, Inc. and GDI Company, Inc. and the term "GDI Note" means the Note dated as of February 25, 1997 made by this Corporation, GRS Holding Company, Inc. and GRS Realty Company, Inc. payable to GDI Company, Inc. Upon payment in full and cancellation of the GDI Note, Article III to the By-laws of the Corporation shall revert to and read in its entirety as in effect immediately prior to February 28, 1997.